Exhibit 35.1

CERTIFICATE OF COMPLIANCE

SIGECO SECURITIZATION I, LLC

$341,450,000 Series 2023-A Senior Secured Securitization Bonds

The undersigned hereby certifies that the undersigned is the duly elected and acting Vice President and Treasurer of SOUTHERN INDIANA GAS AND ELECTRIC COMPANY d/b/a CenterPoint Energy Indiana South, as servicer (the “Servicer”), under the Securitization Property Servicing Agreement dated as of June 29, 2023 (the “Servicing Agreement”) by and between the Servicer and SIGECO SECURITIZATION I, LLC (the “Issuer”), and further certifies that:

1. A review of the activities of the Servicer and of its performance under the Servicing Agreement during the twelve months ended December 31, 2024 has been made under the supervision of the undersigned pursuant to Section 3.03 of the Servicing Agreement; and

2. To the undersigned’s knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under the Servicing Agreement throughout the twelve months ended December 31, 2024, except as set forth on Annex A hereto.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Servicer Certificate of Compliance this 27th of March, 2025.

SOUTHERN INDIANA GAS AND ELECTRIC COMPANY d/b/a CenterPoint Energy Indiana South, as Servicer

By:	/s/ Patricia L. Martin
Name:	Patricia L. Martin
Title:	Vice President and Treasurer

ANNEX A

to Certificate of Compliance

LIST OF SERVICER DEFAULTS

The following Servicer Defaults, or events that with the giving of notice, the lapse of time, or both, would become Servicer Defaults known to the undersigned occurred during the twelve months ended December 31, 2024:

Nature of Default	Status
None